Exhibit 5.1

_________________, 1998


U.S. Wireless Data, Inc.
2200 Powell Street, Suite 450
Emeryville, CA 94608

Re:      Registration Statement on Form SB-2 (SEC File No.333-52625)

Ladies and Gentlemen:

We have acted as counsel to U.S. Wireless Data, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing of the
above-captioned   Registration   Statement  on  Form  SB-2  (the  "Registration
Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering 7,240,356 shares of common stock (the "Common Stock"), no par value, of the Company, including a total of 5,595,766 shares of Common Stock currently issued and outstanding in the hands of the Selling Security Holders named in the Registration Statement ( the "Selling Security Holder Shares"), 956,250 shares of Common Stock estimated to be issuable upon conversion of 3,060,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"); 60,991 shares of Common Stock estimated to be issuable as dividends on the Series A Preferred Stock through December 31, 1999; 597,349 shares of Common Stock issuable upon exercise of the various Common Stock Purchase Warrants described in the Registration Statement (the "Warrant Shares"); and 30,000 shares of Common Stock issuable pursuant to a consulting agreement (the "LFC Shares").

As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have
(a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on, as to matters of fact, statements and certificates of officers of the Company.

We are attorneys admitted to the Bar of the State of Colorado, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the Colorado Business Corporation Act.

Based upon the foregoing, we are of the opinion that:

     . the Selling Security Holder Shares were legally issued and are fully paid and non-assessable;

     . When the Warrant Shares are duly issued, delivered and paid for as set forth in the Registration Statement, such shares will be legally issued, fully paid and non-assessable;

     When the shares of Common Stock issuable upon conversion of, or as dividends on, the Series A Prerferred Stock are duly issued and delivered as described in the Registration Statement, such shares will be legally issued, fully paid and non-assessable; and

     When the LFC Shares are duly issued and delivered , such shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

IRELAND, STAPLETON, PRYOR & PASCOE, P.C.


By:
         John G. Lewis, Vice President